SUPPLEMENT DATED December 16, 2010 (To Prospectus dated October 8, 2010 and to Prospectus Supplement dated November 22, 2010)	Rule 424(b)(3) Registration No. 333-169847

NEURALSTEM, INC.

$45,000,000

Common stock, Preferred stock, Warrants Units

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated October 8, 2010 (“Prospectus”), of Neuralstem, Inc. (”Company) as well as the prospectus supplement dated November 22, 2010 with regard to offering of up to $20,000,000 of the Company’s common stock.   This supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, the November 22, 2010 prospectus supplement and all supplements thereto.

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page S-5 of the prospectus supplement dated November 22, 2010, for risk factors and information you should consider before you purchase shares.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

PLAN OF DISTRIBUTION

The Plan of Distribution section contained in the prospectus supplement dated November 22, 2010 is supplemented to contain the following additional disclosure:

We have also agreed to reimburse Stifel, Nicolaus & Company, Incorporated up to $75,000 for legal fees incurred in connection with this offering.